PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE *BUSINESS CORPORATIONS ACT* (ONTARIO)

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the following meanings:

"Act" means the *Business Corporations Act* (Ontario), as amended;

"Amalgamating Corporations" means Romarco and Romin;

"Amalgamation" has the meaning ascribed thereto in the preambles to this Agreement;

"Arrangement" means an arrangement under the provisions of section 182 of the Act, on the terms and conditions set forth in this Plan of Arrangement or any amendment or variation hereto made in accordance with section 5.3 or 5.4 of the Arrangement Agreement;

"Arrangement Agreement" means the arrangement agreement made as of the 15th day of October, 2002, between Romarco and Romin;

"Articles of Arrangement" means the articles of arrangement in respect of this Plan of Arrangement required by subsection 183(1) of the Act to be sent to the Director;

"Business Day" means a day which is not a Saturday, Sunday or statutory holiday within the meaning of the *Interpretation Act* (Canada), as amended;

"common shares" means the common shares in the capital of Romarco;

"Director" means the Director appointed under section 278 of the Act;

"Effective Date" means the date set forth in the certificate endorsed by the Director under the Act pursuant to subsection 183(2) of the Act on the Articles of Arrangement delivered pursuant to subsection 183(1) of the Act;

"GMS Holders" has the meaning ascribed thereto in section 3.1;

"Meeting" means the annual and special meeting of shareholders of Romarco to be held on November 22, 2002;

"New Romarco" means the company continuing as a result of the amalgamation of Romarco and Romin;

"New Romarco Common Shares" means the common shares to be issued by New Romarco on the Effective Date as part of the Amalgamation, having those attributes set forth on Exhibit II;

"New Romarco Preference Shares" means the preference shares to be issued by New Romarco on the Effective Date as part of the Amalgamation, having those attributes set forth on Exhibit II.

"Plan of Arrangement" means this Plan of Arrangement and any amendment or variation hereto;

"Redemption" has the meaning ascribed thereto in the preambles to this Agreement;

"Redemption Date" means the date upon which New Romarco redeems the New Romarco Preference Shares, which is currently expected to be on the Effective Date;

"Romarco" means Romarco Minerals Inc., a corporation amalgamated under the Act;

"Romarco Escrowed Shares" has the meaning ascribed thereto in section 3.1;

"Romarco Shareholders" means the holders of Romarco common shares;

"Romin" means Romin Resources Inc., a company incorporated pursuant to the laws of the Province of Ontario;

"Romin common shares" means the common shares in the capital of Romin;

"Romin Shareholders" means the holders of Romin common shares;

"Tullaree Shares" means the common shares of Tullaree that are owned by Romarco as at the Redemption Date;

"Tullaree Warrants" means the warrants to purchase 6,484,129 common shares in the capital of Tullaree at an exercise price of CDN$0.60, expiring from October 26, 2002 to October, 2004; and

"Unwinding Transaction" has the meaning ascribed thereto in section 3.1.

1.2 Currency

All sums of money which are referred to in this Plan of Arrangement are expressed in lawful money of Canada unless otherwise specified.

1.3 Interpretation not affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The words **"Plan of Arrangement"**, **"hereof"**, **"herein"**, **"hereunder"** and similar expressions refer to the Plan of Arrangement and not to any particular article, section, paragraph or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4 Number and Gender

Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and *vice versa*; words importing the use of any gender shall include all genders; and words importing persons shall include firms and corporations.

1.5 Date for any Action

In the event that any date on which any action is required to be taken hereunder by either of the parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, and subject to the provisions of, and forms part of the Arrangement Agreement.

ARTICLE 3

THE ARRANGEMENT

3.1 The Arrangement

As part of an unwinding transaction pursuant to a settlement agreement dated as of May 17, 2002, Romarco shall transfer to Messrs. Eramus J. Venter, Dr. Izak Johannes van Heerden and Kevin J. Bailey (collectively, the **"GMS Holders"**), all of the common shares owned by Romarco in GMS Worldwide Inc. and GMS U.S.A., Inc. and in exchange therefor, the GMS Holders shall transfer to Romarco an aggregate of 5.0 million common shares in the capital of Romarco that are currently in escrow with Equity Transfer Services Inc. (the **"Romarco Escrowed Shares"**), such that effective prior to the Amalgamation the Romarco Escrowed Shares shall be cancelled (the **"Unwinding Transaction"**).

On the Effective Date, the following shall occur in the order specified in the following paragraphs, subject to Article 5 hereof:

(a) Romarco and Romin shall amalgamate and continue as New Romarco on the terms and conditions set forth in Article 4 of this Plan of Arrangement.

(b) Shareholders shall receive one New Romarco Common Share and 1.46 New Romarco Preference Shares for each one Romarco common share. In the event that Romarco has more than 22,006,322 issued and outstanding common shares after completion of the Unwinding Transaction (which is only anticipated to transpire if any outstanding options are exercised), then the number of New Romarco Preference Shares to be issued for each one Romarco Common Share shall be calculated as follows:

Number of Tullaree Shares owned by Romarco divided by number of issued and outstanding Romarco common shares.

Outstanding options and other convertible securities of Romarco will be converted into options, warrants and other convertible securities of New Romarco on the same exchange ratio with corresponding changes to the exercise price based on the aforesaid share exchange ratio.

(c) The Romin common shares shall be cancelled.

On the Redemption Date, the following shall occur in the order specified in the following paragraphs, subject to Article 5 hereof:

(a) New Romarco shall redeem the New Romarco Preference Shares.

(b) In payment of the Redemption price, Romarco shall distribute one Tullaree Share for each one New Romarco Preference Share to the former holders of New Romarco Preference Shares.

3.2 Delivery of Certificates

Within three Business Days following the Effective Date provided that appropriate Letters of Transmittal have been received, New Romarco shall issue and shall cause to be delivered certificates representing New Romarco Common Shares to its shareholders. **Any certificates representing Romarco common shares which have not been surrendered together with all other instruments required by the letter of transmittal as included with the management information circular sent to Shareholders, on or prior to the 6th anniversary of the Effective Date, shall cease to represent any claim or interest of any kind or nature.** Certificates representing New Romarco Preference Shares will not be issued. The New Romarco Preference Shares to which Shareholders become entitled pursuant to the Arrangement will be reflected in the register of holders maintained by New Romarco. No Shareholder shall be entitled to be noted as the holder of fractional New Romarco Preference Shares. Instead, the number of New Romarco Preference Shares shall be rounded such that any resultant fractional New Romarco Preference Shares equal to or less than one-half will be rounded down to the next closest whole number of New Romarco Preference Shares and any resultant fractional New Romarco Preference Shares greater than one-half will be rounded up to the next closest whole number of New Romarco Preference Shares.

3.3 Other Documents and Instruments

Notwithstanding that the transactions or events set out in section 3.1 hereof shall occur and shall be deemed to occur in the order therein set out without any act or formality, each of Romarco and Romin agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by either of Romarco or Romin in order to further document or evidence any of the transactions or events set out in section 3.1 hereof.

ARTICLE 4

THE AMALGAMATION

4.1 Amalgamation

On the Effective Date, the Amalgamating Corporations shall be amalgamated and shall continue as one corporation on the terms and conditions set forth in this Article with the same effect as if section 179 of the Act was applicable to such amalgamation and in connection with the Amalgamation:

(a) New Romarco shall possess all the property, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations;

(b) a conviction against, or ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against New Romarco;

(c) the Articles of Arrangement shall be deemed to be the Articles of Incorporation of New Romarco and, except for the purposes of subsection 117(1) of the Act, the Certificate of Arrangement endorsed on the Articles of Arrangement by the Director shall be deemed to be a Certificate of Incorporation of New Romarco; and

(d) New Romarco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective.

4.2 Name

The name of New Romarco shall be Romarco Minerals Inc.

4.3 Registered Office

The registered office of New Romarco shall be 13 Clarence Square, Toronto, Ontario, M5V 1H1 until changed in accordance with the Act.

4.4 Business and Powers

There shall be no restriction on the business that New Romarco may carry on or the powers it may exercise.

4.5 By-laws

The by-laws of New Romarco shall be the same as the by-laws of Romarco until amended or repealed in accordance with the Act.

4.6 Directors and Numbers

(i) The board of directors of New Romarco shall, until otherwise changed in accordance with the Act, consist of a minimum of one and a maximum of ten directors. Initially the board of directors of New Romarco shall consist of seven directors.

(ii) The first directors of New Romarco shall be:

Name	Resident Canadian
Joseph H.G. van Bastelaar	Yes
Gary Nobrega	Yes
Diane Garrett	No
Robert van Doorn	Yes
Leendert G. Krol	No
R.J. (Don) MacDonald	Yes
David Bieling	No

The first directors shall hold office until their successors are elected or appointed.

(iii) The first officers of New Romarco shall be:

Name	Position
Joseph H.G. van Bastelaar	Chairman of the Board
Diane Garrett	President and Chief Executive Officer
Gary Nobrega	Chief Financial Officer

The first officers shall hold office until their successors are elected or appointed.

4.7 Authorized Capital

The classes and the numbers of shares that New Romarco shall be authorized to issue shall be an unlimited number of New Romarco Common Shares and an unlimited number of New Romarco Preference Shares.

4.8 Share Provisions

The rights and provisions attached to the New Romarco Common Shares and the New Romarco Preference Shares shall be set forth in Schedule "A".

4.9 Stated Capital

The stated capital attributable to the New Romarco Preference Shares immediately following the Arrangement shall be an amount equal to the number of New Romarco Preference Shares issued upon the Arrangement multiplied by the fair market value of a Tullaree Share immediately before the Effective Date as determined by the board of directors of New Romarco. The stated capital attributable to the New Romarco Common Shares immediately following the Arrangement shall be an amount equal to the aggregate stated capital of the Romarco Common Shares immediately before the Effective Date less the amount allocated to the stated capital of the New Romarco Preference Shares in accordance with the foregoing.

4.10 Fiscal Year

The fiscal year of New Romarco shall end on December 31st in each and every year.

4.11 Quebec Charging Power

Without restricting any of the powers and capacities of New Romarco whether derived from the Act or otherwise, New Romarco may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of New Romarco, including without limitation, its book debts, rights, powers, franchises and undertaking for any purpose whatsoever.

4.12 Stock Option Plan

The stock option plan of Romarco for directors, officers, employees and consultants shall be the stock option plan of New Romarco for directors, officers, employees and consultants.

ARTICLE 5

SHAREHOLDERS APPROVAL OF ARRANGEMENT

5.1 Approvals of Shareholders

This Arrangement shall be implemented only if:

(i) It has been approved by a two-thirds majority of the votes cast, in person or by proxy, by the Romarco Shareholders; and

(ii) Dissent rights shall not have been exercised prior to the Effective Time by Shareholders in respect of Romarco common shares representing in the aggregate five percent or more of the total number of Romarco common shares outstanding at such time.

ARTICLE 6

DISSENT RIGHTS

6.1 Dissenting Shareholders

Shareholders shall be entitled to exercise the rights of dissent and appraisal under section 185 of the Act and this section in connection with the Arrangement and any such holders who duly exercise such rights of dissent and who:

(a) are ultimately entitled to be paid fair value for their Romarco common shares shall have their Romarco common shares cancelled as of the Effective Date; and

(b) are ultimately not entitled to be paid fair value for their Romarco common shares for any reason, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Romarco common shares and shall be entitled to participate in the same manner as any non-dissenting shareholder;

provided that in no case shall Romarco be required to recognize such holders as shareholders of New Romarco on and after the Effective Date and the names of such shareholders shall be deleted from the register of holders of shares of New Romarco on and after the Effective Date.

Schedule "A"

SHARE CONDITIONS

1. The rights, privilege, restrictions and conditions attaching to the shares are as follows:

1. Interpretation

1.1 For the purposes of these share provisions:

"Board" means the board of directors of the Corporation;

"Common Shares" means common shares in the capital of the Corporation;

"Corporation" means Romarco Minerals Inc., to be formed by the amalgamation by way of statutory plan of arrangement of Romarco Minerals Inc. and Romin Resources Inc.;

"Effective Date" means December 1, 2002 or such other date as the Board may select;

"Effective Time" means 10:00 a.m. (Toronto time) on the Effective Date;

"OBCA" means the *Business Corporations Act*, Ontario;

"Preference Shares" means the preference shares in the capital of the Corporation;

"Redemption Price" means the fair market value of one Tullaree Share at the Effective Time, as determined by the Board as such shares shall be constituted as at the Effective Date together with an amount equal to all declared and unpaid dividends on the Preference Shares;

"Tullaree Shares" means the issued and outstanding common shares in the capital of Tullaree Capital Inc. held by the Corporation immediately prior to the Effective Date and to be distributed to the holders of Preference Shares upon the redemption of such Preference Shares in accordance with these share provisions.

2. Common Shares

2.1 **Dividends**: Subject to the prior rights of holders of the Preference Shares and any other class of shares of the Corporation entitled to receive dividends in priority to the Common Shares, holders of Common Shares shall be entitled to receive ratably such dividends (if any) as the Board may in its discretion declare.

2.2 **Participation upon Liquidation, Dissolution or Winding-up**: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets or property of the Corporation among the shareholders of the Corporation for the purpose of winding-up its affairs and subject to the prior rights of holders of Preference Shares and any other class of shares of the Corporation entitled to receive the assets and property of the Corporation upon such a distribution in priority to the Common Shares, holders of Common Shares shall be entitled to participate ratably in any distribution of the assets and property of the Corporation.

2.3 **Voting**: Holders of Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and to exercise one vote in respect of each Common Share held at all such meetings.

3. Preference Shares

3.1 **Dividends**: The holders of the Preference Shares shall be entitled to receive dividends if, as and when declared by the Board out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the Board may from time to time determine.

3.2 **Ranking on Liquidation**: The holders of the Preference Shares shall be entitled, in priority to the holders of the Common Shares, to receive the remaining property of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, but only to the extent of the aggregate Redemption Amount in respect of the Preference Shares.

3.3 **Redemption**: Subject to the provisions of the OBCA, at the Effective Time, the Corporation will redeem all, but not less than all, the Preference Shares for an amount per Preference Share equal to the Redemption Amount. The Corporation shall satisfy the Redemption Amount by transferring to each holder of Preference Shares one Tullaree Share in respect of each Preference Share held by such holder together with an amount equal to all declared and unpaid dividends on the Preference Shares. On redemption of the Preference Shares, the Corporation shall take such steps as are necessary to effect the transfer of ownership to each holder of Preference Shares of the number of Tullaree Shares to which such person is entitled pursuant to these share provisions. From and after the Effective Time, the Preference Shares will cease to be entitled to any participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any rights as holders of Preference Shares unless the Corporation fails to satisfy its obligations hereunder. Upon redemption by the Corporation pursuant to these share provisions, the Preference Shares shall be cancelled.

3.4 **Voting Rights**: The holders of Preference Shares shall not be entitled (except as provided by the OBCA) to receive notice of, or attend or vote at any meeting of shareholders of the Corporation.

3.5 **Amendments**: The provisions attaching to the Preference Shares may be repealed, altered, modified or amended by articles of amendment with such approvals of the holders of the Preference Shares as may be required by law.